Exhibit 5.1

Kenneth L. Guernsey (415) 693-2091 kguernsey@cooley.com	VIA EDGAR

May 18, 2015
Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608

Ladies and Gentlemen:

        We have acted as counsel to Adamas Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). The Company has provided us with two prospectuses, which form part of the Registration Statement: a base prospectus (the "Base Prospectus"), and a sales agreement prospectus (the "Sales Agreement Prospectus"). The Sales Agreement Prospectus covers the offering, issuance and sale of up to $25,000,000 of shares of common stock, par value $0.001 per share of the Company (the "Common Stock"), that may be issued and sold under the Sales Agreement to be entered into between the Company and Cantor Fitzgerald & Co. (such agreement, the "Sales Agreement," and such shares, the "Sales Agreement Shares"). The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a "Prospectus Supplement"). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements) and the Sales Agreement Prospectus, cover the registration of:

  •
  the resale of 1,600,000 shares of the Company's common stock, $0.001 par value per share, held by certain selling stockholders as described in the Base Prospectus (the "Resale Shares");

  •
  shares of Common Stock issuable by the Company (the "Base Prospectus Shares"); and

  •
  the Sales Agreement Shares.

        The Base Prospectus Shares and the Sales Agreement Shares are collectively referred to herein as the "Securities." The aggregate public offering price of the Securities being registered by the Company is $150,000,000. The Securities and the Resale Shares are being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

        In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Adamas Pharmaceuticals, Inc.
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        In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Base Prospectus Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of the Base Prospectus Shares is in an amount that is not less than the par value of the Common Stock.

        With respect to our opinion as to the Sales Agreement Shares, we have assumed that (i) the Sales Agreement Shares will be sold at a price exceeding par value thereof established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the "DGCL") and (ii) the number of Sales Agreement Shares to be sold will be no greater than the number permitted to be sold under the form of Sales Agreement attached as Exhibit 1.2 to the Registration Statement.

        Our opinion herein is expressed solely with respect to the federal laws of the United States and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.
The Resale Shares have been validly issued and are fully paid and non-assessable.

2.
With respect to the Base Prospectus Shares offered under the Registration Statement (including the Sales Agreement Shares), provided that, (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s), required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Base Prospectus Shares has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Base Prospectus Shares do not violate any applicable law, are in conformity with the Company's then operative certificate of incorporation (the "Certificate of Incorporation") and bylaws (the "Bylaws"), do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates for the Base Prospectus Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Base Prospectus Shares when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Adamas Pharmaceuticals, Inc.
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3.
With respect to the Sales Agreement Shares, when issued and sold as contemplated in the Registration Statement and the Sales Agreement Prospectus, the Sales Agreement Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectuses included in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ KENNETH L. GUERNSEY Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM